Exhibit 21.1

SUBSIDIARIES OF ENERGY XXI GULF COAST, INC.

(As of December 31, 2017)

Name	Jurisdiction
Energy XXI Insurance Limited	Bermuda
Energy XXI Natural Gas Holdings, Inc.	Delaware
Energy XXI Services, LLC	Delaware
Energy XXI GIGS Services, LLC	Delaware
Energy XXI GOM, LLC	Delaware
Energy XXI Texas Onshore, LLC (f/k/a Energy XXI Texas GP, LLC)	Delaware
Energy XXI Onshore, LLC (f/k/a Energy XXI Texas, LP)	Delaware
Energy XXI Pipeline, LLC	Delaware
Energy XXI Pipeline II, LLC	Delaware
Energy XXI Leasehold, LLC	Delaware
Energy XXI M21K, LLC	Delaware
M21K, LLC	Delaware
Soileau Catering, LLC	Delaware
EPL Oil & Gas, Inc. (f/k/a Clyde Merger Sub, Inc.)	Delaware
EPL of Louisiana, LLC	Louisiana
Energy Partners, Ltd., LLC	Delaware
EPL Pioneer Houston, Inc.	Texas
Delaware EPL of Texas, LLC	Delaware
EPL Pipeline, LLC	Delaware
Nighthawk, LLC	Louisiana
Anglo-Suisse Offshore Pipeline Partners, LLC	Delaware
Energy XXI Holdings, Inc.	Delaware